Exhibit 10.1

December 19, 2013
Gary M. Crosby

Re:    President and Chief Executive Officer Terms
Dear Gary:
I am pleased to confirm the terms of your employment in connection with your assuming the permanent position of President and Chief Executive Officer of First Niagara Financial Group, Inc. and First Niagara Bank, N.A. (collectively, “First Niagara”), effective as of December 19, 2013 (the “Effective Date”).
1.Position and Employment Term. Your position as President and Chief Executive Officer of First Niagara will continue from the Effective Date until terminated by you or First Niagara. You will report directly to the Board of Directors of First Niagara and have all of the customary authorities, duties and responsibilities that accompany the position of President and Chief Executive Officer, including the strategic and operational responsibility for all lines of First Niagara’s business. In addition, you will be elected to the Board of Directors of First Niagara immediately following the Effective Date, and nominated for re-election at the 2014 annual shareholders meeting.

2.Base Salary. As of January 1, 2014, your annual base salary will be $975,000 per annum. Your salary will continue to be paid in accordance with First Niagara’s ordinary payroll schedule and practices, as in effect from time to time. Your annual base salary may be increased in the sole discretion of the Compensation Committee of the Board of Directors of First Niagara (the “Compensation Committee”), as well as decreased in the sole discretion of the Compensation Committee.

3.Annual Incentive Award. Beginning for calendar year 2014, your target annual incentive opportunity shall be 100% of your annual base salary earned during the applicable calendar year (your “Annual Incentive”). Your Annual Incentive will be subject to the terms of the applicable plan and agreement under which the Annual Incentive is granted, will be determined by the Compensation Committee in accordance with First Niagara’s ordinary annual incentive award practices and will be paid in accordance with First Niagara’s ordinary annual incentive award practices, in each case, as in effect from time to time. There is no guaranteed minimum Annual Incentive.

4.Long-Term Incentive Award. Beginning for calendar year 2014, your target long-term incentive award opportunity shall be $2,500,000 (your “Long-Term Incentive”). Your Long-Term Incentive will be subject to the terms of the applicable plan and agreement under which the Long-Term Incentive is granted, will be determined by the Compensation Committee in accordance with First Niagara’s ordinary long-term incentive award practices and will be paid in accordance with First Niagara’s ordinary long-term incentive award practices, in each case, as in effect from time to time. There is no guaranteed minimum Long-Term Incentive.

5.Severance. You currently are entitled to severance benefits under the terms of a Transition Severance Plan, adopted earlier this year, and effective as of March 19, 2013, in the event of a qualifying termination of your employment. This Transition Severance Plan is being terminated by First Niagara and the existing Executive Severance Plan (which provides severance benefits to First Niagara’s senior executives) is being amended to provide severance benefits to the President and Chief Executive Officer of First Niagara in an amount equal to the severance benefits to which you are currently eligible to receive under the Transition Severance Plan in the event of a qualifying termination of employment.

6.Existing Letter Agreement. Upon your acceptance of the terms of this letter agreement by execution where indicated below, your existing letter agreement with First Niagara dated April 5, 2013 (your

“Existing Letter Agreement”) will terminate and be of no further effect as of such date except as otherwise set forth in this Section. No further payments of the Cash Fee pursuant to your Existing Letter Agreement will be made on or after the Effective Date. Notwithstanding the other provisions of this Section, you shall be entitled to payment of the Completion Bonus pursuant to Section 9 of your Existing Letter Agreement in a lump sum on the first payroll date following the Effective Date in accordance with First Niagara’s ordinary payroll practices, as in effect from time to time.

7.Acknowledgement of Certain Terms of Outstanding Awards.
(a)    To avoid any ambiguity with respect to your outstanding Non-Statutory Stock Options granted under the First Niagara Financial Group, Inc. Amended and Restated 2002 Long-Term Incentive Stock Benefit Plan, whether or not vested, you hereby acknowledge and agree that the post-termination exercise period for such awards is one year (or the option’s expiration date, if earlier), as set forth in the applicable award agreements, regardless of terms of the plan or any other document.
(b)    To avoid any ambiguity with respect to your outstanding performance-based awards, you hereby acknowledge and agree that your existing (and your future, unless they expressly provide otherwise) performance-based awards become payable only upon the satisfaction of any applicable performance criteria, regardless of whether any time-based vesting requirements or other restrictions lapse.
8.Compliance with First Niagara Policies; Employee Benefits. You agree and acknowledge that, as an employee of First Niagara, you will be subject to First Niagara’s policies as in effect from time to time (including, but not limited to, policies related to ethics, insider trading, confidentiality and proprietary information) and you agree to execute any agreements as reasonably requested by First Niagara to acknowledge your agreement to such policies. During your employment with First Niagara, you will to be eligible to participate in First Niagara’s employee benefit plans and expense reimbursement policy on the same basis as those benefits are provided to other members of First Niagara’s executive team, in each case, in accordance with the terms of the applicable benefit plan, as in effect from time to time.

9.Covenants.    You agree to comply with this Section 9 while employed by First Niagara and for the two-year period (an unlimited period for the covenants set forth in Section 9(c), (e) and (f) below) immediately following your termination of service with First Niagara, regardless of the reason for your termination of service.

(a)You shall not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any person other than First Niagara or any of its subsidiaries, solicit, call on, do business with, or actively interfere with First Niagara’s or any subsidiary’s relationship with, or attempt to divert or entice away, any person or entity that you should reasonably know (i) is a customer of First Niagara or any subsidiary for which First Niagara or any subsidiary provides any services as of the date of your termination of service; or (ii) was a customer of First Niagara or any subsidiary for which First Niagara or any subsidiary provided any services at any time during the 12-month period immediately preceding the date of your termination of service; or (iii) was, as of the date of your termination of service, considering retention of First Niagara or any subsidiary to provide any services.

(b)You shall not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any person other than First Niagara or any of its subsidiaries, employ, or offer to employ, call on, or actively interfere with First Niagara’s or any subsidiary’s relationship with, or attempt to divert or entice away, any employee of First Niagara or any of its subsidiaries, nor will you assist any other person in such activities.

(c)During your employment with First Niagara or any subsidiary and thereafter, you will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of First Niagara and its subsidiaries, whether or not conceived of or prepared by you, other than: (i) information generally known to the public; (ii) as required in the course of employment by First Niagara or subsidiary; (iii) as required by any court, supervisory authority, administrative agency or applicable law; or (iv) with the prior written consent of the Compensation Committee or its designee.

(d)You shall not engage, directly or indirectly, in any manner (whether as an employee, consultant, independent contractor, owner, officer, director, partner, manager of any person, firm or business entity or otherwise) in the Restricted Business or in any activity that competes with the Restricted Business anywhere in any geographic area served by First Niagara worldwide; provided, however, that your ownership of no more than two percent (2%) of the total equity securities of a publicly-traded entity shall not violate the provisions of this Section 9(d); for purposes hereof, “Restricted Business” means the banking and financial services business. You acknowledge that the limitations set forth in this Section 9(d) are reasonable.

(e)Each party agrees that it will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to the other party or, in the case of First Niagara, to First Niagara’s predecessors, successors or its past, current or future parents, subsidiaries, related entities, or any of its members, shareholders, officers, directors, agents, attorneys, employees, or assigns. The inclusion of specific individuals in this provision (including, but not limited to, shareholders, officers, directors, agents, attorneys, and employees) to protect them from derogatory or disparaging remarks is a material term of this offer letter and intended to make such individuals third-party beneficiaries of this particular provision of the offer letter, with all applicable rights to enforce its terms in the event of a violation.

(f)You agree and acknowledge that a breach of the covenants set forth in this Section 9 will cause First Niagara and its subsidiaries irreparable harm, and that First Niagara and its subsidiaries will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach. You further understand and agree that for the purpose of fashioning an appropriate injunctive remedy, the time period of the covenants set forth in this Section 9 shall be extended by any time period you are found to be in breach of said covenants. In the event any of this Section 9 is determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is your intent and the intent of First Niagara and its subsidiaries that said court reduce and reform the provisions thereof so as to apply to the greatest limitations considered enforceable by the court.

10.Press Release. First Niagara shall have the right to control any press release regarding your promotion. You shall make no public or private disclosure of your negotiations with or promotion by First Niagara, nor the provision of any term sheet or any other documents related to your promotion, until First Niagara has made public disclosure of such matter, and any future disclosure by you shall be limited solely to the items publicly disclosed by First Niagara.

11.Tax Matters. This letter agreement and the compensation and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulation promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and shall be administered and interpreted consistent with such intent. To the extent any taxable expense reimbursement or in-kind benefits under this letter agreement, or otherwise, is subject to Section 409A, the amount thereof eligible in one taxable year will not affect the amount eligible for any other taxable year, in no event will any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event will any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter agreement will be treated as a separate payment for purposes of Section 409A.

12.Governing Law. This letter agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

13.Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at the address on file with First Niagara and addressed to the General Counsel of First Niagara at the address of corporate headquarters.

14.General. This letter agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of First Niagara. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and First Niagara, as applicable, and inure to the benefit of both you and First Niagara, each of our respective heirs, successors and assigns, as applicable. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision hereof and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.
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We look forward to your continued service to and leadership of First Niagara. I would appreciate it if you could acknowledge your agreement to the terms of this letter agreement by returning a signed copy to me.

Sincerely,

FIRST NIAGARA FINANCIAL GROUP, INC.
FIRST NIAGARA BANK, N.A.

By:	/s/ G. Thomas Bowers
G. Thomas Bowers
Chairman of the Board

AGREED AND ACKNOWLEDGED

By:	/s/ Gary M. Crosby
Gary M. Crosby

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